Filed Pursuant to Rule 424(b)(3)

Registration No. 333-271193

Prospectus Supplement No. 3

(to Prospectus dated April 20, 2023)

UPHEALTH, INC.

9,000,000 Shares of Common Stock

This prospectus supplement (this “Supplement No. 3”) relates to the prospectus dated April 20, 2023 (as amended from time to time, the “Prospectus”), related to the resale from time to time by the selling stockholder named in the Prospectus or its permitted transferees (the “Selling Stockholder”) of up to 9,000,000 shares of the common stock, par value $0.0001 per share (“Common Stock”), of UpHealth, Inc., a Delaware corporation (the “Company”), consisting of (i) 1,650,000 shares of Common Stock that have been issued to the Selling Stockholder, (ii) 3,000,000 shares of Common Stock that are issuable upon the exercise of the Series A Warrant (as defined in the Prospectus) acquired by a certain accredited investor (the “Purchaser”), (iii) 3,000,000 shares of Common Stock that are issuable upon the exercise of the Series B Warrant (as defined in the Prospectus) acquired by the Purchaser, and (iv) 1,350,000 shares of Common Stock that are issuable upon the exercise of the Pre-Funded Warrant (as defined in the Prospectus) acquired by the Purchaser, which were issued in a private placement pursuant to the terms of the Securities Purchase Agreement (as defined in the Prospectus).

The purpose of this Supplement No. 3 is to update and supplement the information in the Prospectus with respect to the information contained in the following reports of the Company:

•	The Company’s Current Report on Form 8-K as filed with the SEC on December 27, 2023, which is attached hereto.

This Supplement No. 3 updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Supplement No. 3 should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement No. 3, you should rely on the information in this Supplement No. 3.

Our Common Stock is currently listed on the New York Stock Exchange (“NYSE”), however, the NYSE has commenced delisting proceedings in respect of our Common Stock, as previously reported in the Company’s Current Report on Form 8-K filed with the SEC on December 13, 2023, and has suspended trading pending the completion of such proceedings. As a result, our Common Stock commenced trading in the over-the-counter market on December 12, 2023 under the trading symbol “UPHL.” The Company on December 26, 2023 filed an appeal with the NYSE that the Common Stock remain listed on the NYSE.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties that are described under the heading “Risk Factors” beginning on page 8 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this Supplement No. 3 or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 28, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 27, 2023

Date of Report (date of earliest event reported)

UpHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38924	83-3838045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14000 S. Military Trail, Suite 203

Delray Beach, FL 33484

(Address of principal executive offices, including zip code)

(888) 424-3646

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPH(1)	New York Stock Exchange
Redeemable Warrants, exercisable for one share of Common Stock at an exercise price of $115.00 per share	UPH.WS(2)	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

(1)

On December 11, 2023, UpHealth, Inc. (the “Company”) received written notice from the staff of NYSE Regulation that it has determined to commence proceedings to delist the common stock, par value $0.0001 per share, of the Company (ticker symbol: UPH) (the “Common Stock”), from the New York Stock Exchange (“NYSE”) and that trading in the Common Stock was suspended immediately. The Company has filed an appeal of this determination with the NYSE. Effective December 12, 2023, the Common Stock is trading in the over-the-counter market under the symbol “UPHL”.

(2)

On November 28, 2023, the Company received written notice from the staff of NYSE Regulation that it has determined to commence proceedings to delist the Company’s redeemable warrants, exercisable for one share of Common Stock at an exercise price of $115.00 per share (ticker symbol: UPH.WS) (the “Warrants”), from the NYSE and that trading in the Warrants was suspended immediately. Effective November 29, 2023, the Warrants are trading in the over-the-counter market under the symbol “UPHLW”.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On December 27, 2023, UpHealth, Inc. (the “Company”) held its 2023 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, of the 18,510,320 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that were outstanding and entitled to vote, 7,758,763 shares were represented, constituting a quorum. The final results for each of the matters submitted to a vote of stockholders at the Annual Meeting are as follows:

Proposal No. 1—Election of Directors: Each of the nominees for Class II director were elected to serve until the Company’s 2026 Annual Meeting of Stockholders or until their respective successors are elected and qualified, by the votes set forth in the table below:

Name	For	Withheld
Dr. Raluca Dinu	7,090,878	667,885
Dr. Mariya Pylypiv	6,830,013	928,750
James Greene	7,593,789	164,974

Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm: The stockholders ratified the appointment of BPM LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, by the votes set forth in the table below:

For	Against	Abstained
7,498,431	138,092	122,240

No other items were presented for stockholder approval at the Annual Meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 27, 2023	UPHEALTH, INC.

	By:	/s/ Martin S. A. Beck
	Name:	Martin S. A. Beck
	Title:	Chief Executive Officer